AMENDMENT NO. 1 TO THE AGREEMENT

AND DECLARATION OF TRUST OF BCM FOCUS FUNDS

Pursuant to Article IX of the Agreement and Declaration of Trust dated December 12, 2022 (the "Declaration"), of BCM Focus Funds' Trust (the "Trust"), the undersigned Trustees of the Trust hereby amend the Declaration as set forth below.

1.	Article V, Section 6 – Derivative Actions

Article V, Section 6 of the Declaration is hereby amended by adding the following language to Article V, Section 6:

"This Section 6 will not apply to claims brought under the federal securities laws."

2.	Article IX, Section 11 – Exclusive Forums

Article IX, Section 11 of the Declaration is hereby amended by adding the following language to Article IX, Section 11:

"This Section 11 will not apply to claims brought under the federal securities laws."

3.	This amendment has been duly adopted by the Trustees.

4.	All other provisions of the Declaration shall remain in full force and effect.

IN WITNESS WHEREOF, the Trustees named below do hereby enter into this amendment to the Declaration as of the 27th day of December 2022.

/s/ Brian T. Bares
Brian T. Bares, President & Trustee

/s/ Sanford J. Leeds
Sanford J. Leeds, Trustee

/s/ William N. Thorndike
William N. Thorndike, Trustee